UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2017

Welbilt, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-37548	47-4625716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2227 Welbilt Boulevard, New Port Richey, Florida 34655

(Address of principal executive offices, including ZIP code)

(727) 375-7010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2017, Welbilt, Inc. (the “Company”) appointed Brian R. Gamache to its Board of Directors (the “Board”), effective immediately.

Mr. Gamache, 58, was the Chairman and CEO of WMS Industries Inc., a designer, manufacturer and marketer of games for the casino and on-line gaming industries, from 2001 until it was acquired by Scientific Games Corporation (Nasdaq:SGMS) in 2013. Prior to rejoining WMS Industries Inc., he served as President of Wyndham International’s Luxury and Resort Division where he managed the hotel organization’s 31 luxury properties. Before Wyndham, he served as President and Chief Operating Officer of WHG Resorts and Casinos, Inc., a subsidiary of WMS Industries Inc. He previously held various executive positions with Marriott Hotel Corporation and Hyatt Hotels Corporation. Mr. Gamache is on the Board of Directors at KapStone Paper and Packaging Corporation (NYSE:KS). He currently serves as an advisor to several private equity firms and corporations. He also is a guest lecturer at Northwestern University’s Kellogg School of Management. He graduated from the University of Florida with a degree in Business Administration, where he currently serves as a member of the Dean’s Council to the Warrington School of Business.

Mr. Gamache will participate in the Company’s standard non-employee director compensation program. Pursuant to this program, Mr. Gamache will receive the following compensation in connection with his service on the Board:

•	an annual retainer of $60,000 for service as a Board member;

•	an additional $1,500 for attendance at Board meetings; and

•	a restricted stock grant, to be valued at $110,000 on the date of grant, to be fully vested on the second anniversary of the grant date.

Since the beginning of the Company’s last fiscal year, there have been no transactions with the Company, and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000 and in which Mr. Gamache had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K. No arrangement or understanding exists between Mr. Gamache and any other person pursuant to which Mr. Gamache was selected as a director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELBILT, INC.

Date: March 10, 2017	By:	/s/ Joel H. Horn
Joel H. Horn
Senior Vice President, General Counsel and Secretary